Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Springworks Therapeutics, Inc. (formerly Springworks Therapeutics, LLC), for the registration of common stock and to the incorporation by reference therein of our report dated March 12, 2020, with respect to the consolidated financial statements of Springworks Therapeutics, Inc., included in its Annual Report (Form 10-K) for the years ended December 31, 2019 and 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
October 6, 2020